EX-99.1

Second Quarter 2017 IDEX Corporation Earnings Conference Call
July-26-2017
Confirmation #13652252

Operator: Greetings, and welcome to the Q2 2017 IDEX Corporation earnings conference. At this time, all participants are in listen-only mode.

A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Michael Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates. You may begin.

Mr. Michael Yates: Thank you, Doug. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX second quarter financial highlights.

Last night we issued a press release outlining our company's financial and operating performance for the three month period ending June 30th, 2017, and later today we will file our 10-Q for the same period. The press release and the presentation slides to be used during today's webcast can be accessed on our company website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our Chief Financial Officer. The format for our call today is as follows. We will begin with Andy providing an overview of the second quarter financial results and an update on our markets and geographies.

He'll then walk you through the operating performance in each of our segments, and then finally will wrap up with an outlook for the third quarter and full year 2017. Following our prepared remarks, we'll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number, 877-660-6853, and entering conference ID 13652252, or you may simply log on to the company's home page for the webcast replay.

As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn the call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike. Good morning, everybody. Thank you for joining us here on our second quarter conference call.

Look, the first and the second quarters were very positive and they produced strong results here in the first half of the year. And I'm pleased with the way the team continues to capitalize on the rebounding economy and successfully execute our growth strategy. And it's setting us up for what we think is going to be mid single digit organic growth here for all of 2017.

In the second quarter, we had pretty broad-based, overall performance. There were only a couple of pockets that were soft. But really, as we think about the strength so far, in our businesses and the sustained economic outlook, we think the operating results for the balance of the year are going to be very solid.

As I mentioned, there are a few pockets of weakness in our portfolio, primarily around midstream energy. We've talked about this quite a bit in the last couple of calls, where the midstream really lags the improvement in upstream. We are seeing--we have--continue to see improvement in the upstream, but the midstream is still soft.

But I will say that there's some evidence of a bottoming, and we're prepared for the market here to improve in the second half of the year. I'll provide more details as I walk through the markets and the segments here in a little bit. But overall, look, it was a strong quarter, and we're very pleased with the results through the first half.

Orders were really strong in all three segments. They were up 11 percent overall, 9 percent organically. HST delivered organic order growth of 11 percent. FMT had organic order growth of 9 percent. And FSD has organic growth of 7 percent. So, all three segments really showing nice order progress.

We also built $12 million of backlog in the second quarter. And for those of you who have known the story for a long time, you'll know that that is not typical for us. We typically burn backlog in the second quarter, so this sets us up well here going into the second half.

Organic revenue was up 3 percent, driven by HST, which was up 6 organically, and FMT, which was up 4 percent organically. FSD was down 1 percent organically in terms of sales for the quarter, but that was really entirely due to a project delay in the North American dispensing market.

We did see a nice ratable increase in sales and orders throughout the quarter. It's what we like to see as we move through the quarter, and we saw that strength as we moved from April to May to June.

Flow through was 36.8 percent when we adjusted for the $2.6 million of net charges, compared to the prior year. And look, the teams did an excellent job in the second quarter, and we saw that in the results.

As I mentioned, organic orders and sales were up 9 and 3 percent respectively. Op margin was 21.8 percent, which was up 110 basis points. EPS was $1.08, which is up 9 cents or 9 percent for the quarter. And free cash flow was $78 million.

We increased our gross margin by 40 basis points to 44.8 percent. However, if we back out the $3.6 million of fair value inventory step up compared to prior period, it was down about 30 basis points. And this is due to some increased investments in engineering that we had in the quarter, really around accelerating growth and some pockets of inefficiencies in our supply chain that I'll talk about here in a few moments. We also increased our quarterly dividend by 9 percent to 37 cents in the second quarter.

Let me take a minute here and, as I usually do, talk about what we're seeing in our markets, and in the regions around the world. Industrial distribution, look, it continues to be steady. We see continued signs of recovery really in all markets around the globe.

Energy, as I mentioned a minute ago, is a mixed bag. Upstream is strong if you look at our BAND-IT and our sealing businesses. But the FMT and the midstream applications, have generally lagged. And as I said, I think we're seeing a bottom and I'll believe we'll see some improvement here in the back half.

Ag has been a great story. Our Banjo business, has been very strong, up double digits, and so a really nice recovery.

Life sciences; scientific fluidics, and optics, continue to be a market stronghold for us. We've talked about a lot that--the nice product cycle that's moving through that industry right now, and we're doing well within that.

Semicon has also been strong, and we're winning share there. Municipal end markets in both water and fire continue to be positive.

If we turn to the regional, look, North America, I think we all know the silliness that we're seeing in the political landscape in the U.S. Kind of regardless of that, we're continuing to lead the recovery around the world. We've seen strength in most of our markets, including transportation, semicon, industrial distribution, agriculture, life sciences, and upstream oil and gas.

Europe continues to improve. There are some pressures, from the strengthening U.S. dollar. But generally, in the core markets, those are doing well. The same can be said for Asia. There have been some stumbles in India with the change in tax laws. But we think that's a short term thing and we benefit from this going forward.

Just a few comments on capital deployment before I get into the operating results and the segment discussions. Our strategy remains the same. We have an emphasis on long term organic growth, disciplined M&A, consistent dividends, and opportunistic share repurchases.

On the organic growth side, I think you're seeing the benefits of the investments we've been making. The teams have done an excellent job in terms of executing our strategies around targeted growth and new product development. And we've seen strong organic growth, certainly in the order side, for the first half of the year, and we think that plays out into the second half.

Dividends; as I mentioned, we increased our dividend by 9 percent to 37 cents a quarter here in April. Share repurchases; we bought back about $2 million of stock in the quarter, 24,000 shares. And as you know, we think of, share repurchases as a tool for driving long term shareholder value, for the company, and we'll do so when that makes sense.

In terms of M&A, our funnel of opportunities is good and has actually improved a little bit here through the second quarter. We'll continue to look for and execute on deals that are going to drive long term shareholder value.

Our financial position is outstanding. We paid off our revolver, our U.S. revolver, here in the second quarter. Our debt to cap is 28 percent. Our net leverage is 1.2 times. Our gross leverage is 1.5 times. So, you combine our balance sheet and our strong cash flows, and we are in a very nice position around capital deployment.

Okay, let's switch gears here. Let's turn to page four and let's talk through the financial results. In Q2, we had revenue that was 573 million. As I've mentioned, that was 4 percent--up 4 percent overall, 3 percent organically. That was driven by HST, which was up 6 percent, in terms of organic growth, and FMT, which was up 4 percent.

Orders were 586 million, which were up 11 percent overall, 9 percent organically. As I mentioned before, all three segments delivered organic order growth; HST up 11, FMT up 9, FSD up 7. Q2 net income was $84 million. That made for $1.08 a share, which is up 9 cents or 9 percent from the prior year.

As we discussed in January, we're making growth investments, and we're committed to new product development and funding our growth initiatives around the world. In the first half, if you look at our engineering spend, which includes all aspects of engineering including R&D, product engineering, and applications engineering, that spend was up 14 percent year-over-year.

Op margin was 21.8 percent for the quarter, up 110 basis points. As I mentioned, this was really driven by volume leverage, benefits of our prior restructuring, and we did have also the benefit of 2.6 million in costs from last year that we did not have this year.

Free cash flow was $78 million, which was at 93 percent of net income. This was down slightly from the second quarter of last year compared, if you just look at the impacts, they were around tax payments. We had higher tax payments this second quarter versus last year.

We did have a little bit of higher working capital, as we're seeing growth, although our capital efficiency remains quite good. And we did have some increased CapEx. And just--I'd ask you to remember that, on the year-to-date basis, our free cash flow is up 8 percent year-over-year.

Okay, let's turn to the segment discussions. We'll start fluid metering. I'm on slide five. For the second quarter in a row, FMT had a very solid quarter. Organic orders and sales were up 9 and, 4 percent respectively. Op margin was up 270 basis points, primarily due to volume leverage on the organic growth, some impacts of our restructuring savings, and also a little bit lower amortization.

Water remains a good story. We have strength in our U.S. distribution and municipal end markets. Sales were actually up on an apples to apples basis, but on a reported basis they were down a little bit. Just remember we did have some divestures in that area. The team has done just an outstanding job around new product development, which continues to drive the organic growth success.

If you look at industrial fluids, the pump businesses, Viking, Warren Rupp in particular, very strong double digit increases year-over-year. Targeted growth initiatives around LACT skids in upstream oil and gas for the Viking brands has been just outstanding, and the industrial markets overall are solid.

The valves business is stable and improving. We have seen orders and sales growth a little bit, offset by FX as the dollar has strengthened against the euro.

Energy I've already talked about. But in particular, the LPG mobile market, we have seen softness. We are seeing, what we believe is a bottom there, so we think we will see some improvement here in the second half. And our aviation project funnel is in really good shape, and I think positions the business well here the back half of '17.

Agriculture, a good story through the second quarter and got better--in the first quarter, rather, and got better in the second. And we think, we're going to continue to see strong global demand and double digits orders and sales growth.

With that, let's turn to health and science. I'm on slide six. Similar to FMT, HST, had two strong--has had two strong quarters in a row of organic order growth. It was up 11 percent, in the quarter, and sales were up 6 percent over last year. Op margin was up 60 basis points, mainly due to restructuring activities and higher volume.

The life science and optics businesses, fluids and optics, really strong across our major markets, AI, bio, IBD, and DNA sequencing. As we've talked about, there is a nice new product funnel that is coming into the marketplace. And we have won share on most major platforms, and so it's a good story for us.

Our sealings business, we're seeing record levels of production in our Blackburn facility in England. We've had organic orders and revenues up double digits there. The SFC acquisition is exceeding our plan and we're ahead of our original deal model.

As I mentioned, the semicon market continues to be strong, as does oil and gas. And our investment in a new facility, in Texas here, has proven to be a winner for us. And we are seeing some life in the heavy equipment market, so some improvement there.

HST industrial; overall that marketplace is stable. And in material process technology, we're seeing strength in pharma and nutrition. We have finished our site consolidation, which did drive some inefficiencies here in the second quarter. But we think we've cleaned that up, going into the third quarter and the backend of the year, and will really start to pivot towards growth in those businesses.

I'm on the last segment, diversified. I'm on slide seven. Had organic orders up 7 percent for the quarter. Organic sales were down 1 percent, and really entirely due to a delay in an order in dispensing. Operating margins were up 80 basis points, primarily due to, the inventory step up for Akron Brass, partially offset, by a dilutive impact of margins, from the dilutive impact of margins from prior year acquisitions.

In terms of dispensing, we did have a relatively large order that we talked about last quarter. It got pushed out and so we did not recognize that order or sales in the second quarter, and we have seen the X Smart product start to plateau. That's been really a homerun for us, but we are starting to see, reaching, peak levels there. As we look at our new product initiatives that are coming out in the back half of the year, that should help us accelerate growth in this platform, in the future.

The Asian and European markets are performing better than expected in dispensing, although we are seeing some impact from FX.

In terms of fire and safety, excellent wins in rescue tools and fire pumps; another strong quarter here for this group. OEM and municipal markets, while they're--they are solid themselves, we are absolutely winning share.

The European market has had some recovery. In the Akron Brass and AWG, we are well on our way of delivering on our promise of 500 basis points of margin improvement in those businesses.

And then finally, BAND-IT. Look, they had a really good quarter for BAND-IT. We saw a rebound in energy, and we've continued to win share. Transportation and the industrial markets have done well, and so we're seeing a nice bounce back here for BAND-IT.

All right, I'm on our final slide here, slide eight, and I'll give you an update on Q3 and full year guidance. For Q3, we think EPS is going to be $1.04 to $1.06. Organic revenue is expected to be about 6 percent; operating margins around 21.8 percent. The Q3 tax rate should be about 26.5 percent. FX we think will be flat for the quarter, and corporate costs should be about $17 million.

For the year, based on the first half performance, the strength of our order intake in Q2, and I think a solid overall rebound in the markets, we're expecting to take our full year guidance up. We were at a $4.00 to $4.10, and we're taking that now $4.18 to $4.23.

We're also increasing our full year organic revenue expectations to 5 percent, and full year operating margin to about 21.8 percent. We expect FX to have less than a 1 percent headwind for us for the year. Corporate costs should be around $68 million, and free cash flow at about 120 percent of net income.

You know, finally, as always, we have not included the impact of any future acquisitions or potential cost of restructurings that may happen here in the future.

With that, let me pause. Doug, operator, I'll turn it over to you and we'll open it up to questions.

Operator: Thank you. Ladies and gentlemen, we will now be conducting a question and answer session.

If you'd like to ask a question, you may press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from the line of Allison Poliniak with Wells Fargo. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Hey, Allison.

Ms. Allison Poliniak: Andy, just wanted to talk--you talked--or mentioned quite a bit, market share gains driving some of those--that order acceleration, pretty much across all the segments. And you guys have done a lot of investing over the years to get to this point. Is there any way to help us understand--I mean, I know it might be a little difficult. In terms of market share gains, is it 1 percent? Is it 2 percent above market? Any generalization or color that you can give us there?

Mr. Andy Silvernail: Yeah. I think we actually did a little bit of work here, maybe a little bit deeper than we had in the past, in advance of this call. We assumed that this would be something people wanted to talk about.

From an order perspective, if--we broke it down along our major businesses. And what we are estimating is about half of what we're seeing in order growth is coming from market, and about half is discrete wins that we can put our finger on kind of really clearly that we can walk through.

You've got some big ones around, some big wins that have happened in--around life sciences, in the scientific fluidics and optics. You've got some other big wins around Viking, the LACT skid investment has been a big win for us. Our water businesses generally, there it's more kind of singles, bunts and singles, that we're winning. It's not one big new product. But you add that up together and those are some good numbers.

So, those three areas in particular are the big drivers. But right now, if you look at that 9 percent organic order growth, we think about half of it's market and about half of it is discretely from our initiatives.

Ms. Allison Poliniak: That's great.

And then, as I look to, at the segment margins in the context of your overall, corporate margin targets out there for the--your outlook, is there any mix--outside of volume, any mix issues either way by segment that we should be wary of, as we do our models here?

Mr. Andy Silvernail: I don't think so, Allison. It was, the overall mix equation was pretty stable, for the most part. So, if you kind of look at how a few things played out, we had some pretty big puts and takes within HST. And what I mean by that is you had really strong growth in life sciences, which is better than average margins. And you also had really strong growth in sealing, which is a little bit lower, just because they have more amortization there.

And then we did have some inefficiencies, as I said in supply chain. If you look at where those came to, it was about $3 million of inefficiencies that we can put our finger on, as we saw some, growth accelerate. And we had to do some catch up in supply chain, mostly around HST. But we think we'll get those cleaned up through the balance of the year.

Ms. Allison Poliniak: Great. Thanks. That's helpful.

Mr. Andy Silvernail: Yes.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Mr. Nathan Jones: Morning, everyone.

Mr. Andy Silvernail: Hey, Nathan.

Mr. Bill Grogan: Morning.

Mr. Nathan Jones: I'm going to follow up a little bit on Allison's growth investment questions there. The last couple, three years you guys have made a concerted effort to invest more in these growth initiatives. Is there more that you can do there? Are you constrained by manpower? Are you constrained by manufacturing capability? You know, given that you're going to have higher growth here, you're going to generate more cash. Are you looking at making more investments to try and drive these growth rates higher?

Mr. Andy Silvernail: You know, Nathan, part of what you saw in the engineering expenses, for the year, that was actually a little bit above our expectation. As the year has gone on and we've performed, better than our early expectations, we've put even more money there.

I don't see huge constraints in the intermediate term. In the short term, you may have some constraints around people and engineering, just capacity. And so, we're starting to alleviate some of that. I think we--you know, we've really taken the point of view consistently that we're going to fully fund. So, it's not something we've really--we've backed off on.

So, manufacturing constraints, I don't see that very much. Maybe some short term around engineering that we're working to alleviate. And then I think, supply chain, as we've talked about really the last quarter--we started talking about it maybe even the quarter before.

Supply chain I think will become kind of the bottleneck. It's something that we've all got to be able to get our arms around. And certainly in areas that we saw growing over and above, the 9 percent in order growth, we have seen some strains there. And we got to make sure that we stay ahead of that curve.

Mr. Nathan Jones: So--.

Mr. Bill Grogan: --And Nathan, maybe--this is Bill. The only thing I'd add is right--obviously we want to go very deep on a limited number of initiatives. I think--.

Mr. Andy Silvernail: --Yeah--.

Mr. Bill Grogan: --We've seen the success based upon prioritizing the critical few. So, there's a lot around our focus around a small number of initiatives versus expanding the funnel and putting our toe in a bunch of different pools.

Mr. Michael Yates: Good point; very good point.

Mr. Nathan Jones: Over the years, Andy, you've always said it's easier to ramp your business up than it is to ramp it down.

Mr. Andy Silvernail: Yeah.

Mr. Nathan Jones: And you're in an area here now, with this increased organic growth outlook, where you're going to have to ramp the business up a little bit. Are there--?

Mr. Andy Silvernail: --Yeah--.

Mr. Nathan Jones: --Any costs that you need to add back in that might depress incrementals a little bit in the short term or anything like that?

Mr. Andy Silvernail: Yeah, I mean, a little bit, Nathan, but I wouldn't expect us to be underneath that 35 percent target. I can't see, why that would be the case.

If you constrain your spending and you get a quick ramp up, then obviously the incrementals can be big. I think we have enough visibility and we are targeting enough areas that we should see incrementals to be healthy, north of that 35 percent range. But, I don't want to hamper our spending to get five more points of incremental in a quarter when we're really kind of thinking about the long term here.

Mr. Nathan Jones: And, you've said the incrementals go higher as the organic revenue growth goes--.

Mr. Andy Silvernail: --Yeah--.

Mr. Nathan Jones: --Higher. With--now that we're getting into that 6 percent range, is there the potential for us to start pushing toward the number that starts with a four?

Mr. Andy Silvernail: You know, it's possible. Nathan, I'm not--if I've got to make tradeoffs, right, which are making sure that we're continuing to reach investment--to maximize our investment, around very, very high return projects or delivering a, a 45 percent incremental, I'll tradeoff the investments, right, because I'll take that very attractive 35, with a promise for greater long term growth than a short term 40 or 45.

Mr. Nathan Jones: Fair enough. That's helpful. Thanks very much.

Mr. Andy Silvernail: You bet, Nathan.

Operator: Our next question comes from the line of Mike Halloran from Robert W. Baird. Please proceed with your question.

Mr. Mike Halloran: Good morning, everyone.

Mr. Andy Silvernail: Morning, Mike.

Mr. Mike Halloran: So, last few quarters you've kind of grown increasingly positive, or at least increasingly constructive on the environment, but there's always been that cautionary note. Uncertainty in the forward look this quarter seems like, other than maybe a comment on the political landscape here, it's not much uncertainty tingeing your comments. So, some thoughts on sustainability, as you see it, going forward from here? Obviously a lot of momentum in the short term.

Mr. Andy Silvernail: Yeah.

Mr. Mike Halloran: Any--but you've clearly pulled your commentary more positive, you know--.

Mr. Andy Silvernail: --Yeah--.

Mr. Mike Halloran: --So some thoughts going from here.

Mr. Andy Silvernail: So, if you remember last quarter, my hesitancy was really around two things. One was, what I'll call the geopolitical risks that are out there. And the second was really around that we had not started to see sustained investment in larger things. Those are the two things that kind of gave me caution.

I would put the geopolitical silliness at the exact same level than before. I don't think it's gotten better and I don't think it's gotten particularly worse.

What I would say is we are starting to see some more structural investment, industrially, not necessarily, via governments. But, we are starting to see some of that, and so that gives me some more confidence. And we're starting to see some of the businesses that had lagged bottom. I think the midstream energy is a good example of that.

And so, I do. I feel better that the balance of this year and probably into early '18, there's more visibility than I think we had six months ago.

Mr. Mike Halloran: And what was the cadence like through the quarter, pretty consistent or did you see a ramp that was different from seasonality?

Mr. Andy Silvernail: It was the normal ramp that we would see, Mike, but it wasn't a big hockey stick, which is good, right?

Mr. Mike Halloran: Yeah.

Mr. Andy Silvernail: --It was, if you actually went through the--it was orders were 183, 196, 207. That's how they went April, May, June. And sales were 174, 189, 210. Not that that's a very normal pattern for us. And so, that's a pretty good sign. You know, if it was 150 and then 250 at the--at either--.

Mr. Mike Halloran: --Yeah--.

Mr. Andy Silvernail: --End of the barbell, you might be a little more worried. But, that was a good pattern.

Mr. Mike Halloran: That makes sense.

Last one, then. Just--how do you view the actionability of your acquisition pipeline right now?

Mr. Andy Silvernail: I think it's a good question, Mike. We've got more in the pipeline and there's more things further down than we've had in a little while. The thing that gives me pause is a number of things we've seen.

We've seen prices really run at the last minute. And so--and you just know how we feel about that. There's more stuff further down than when we were talking here 90 days ago, but I think there's still a lot of volatility in getting things over the line just because of the nature of the marketplace.

Mr. Mike Halloran: Makes sense. Appreciate the time.

Mr. Andy Silvernail: You bet, Mike. Thank you.

Operator: Our next question comes from the line of Deane Dray from RBC Capital Markets. Please proceed with your question.

Mr. Jeff: Hi. Good morning. This is Jeff on for Deane. Just to touch on--.

Mr. Andy Silvernail: --Good morning--.

Mr. Jeff: --That dispensing order that was delayed, could you possibly--?

Mr. Andy Silvernail: --Yeah--.

Mr. Jeff: --Size that? And do you expect to see that come in in the third quarter or the fourth quarter?

Mr. Andy Silvernail: It's--we talked about it last quarter. It's in the $5 million range, plus or minus. So, it's certainly meaningful to the overall, dispensing business and meaningful for the FSD segment. Obviously, it's less meaningful to the company as a whole.

We expected that. We're 90 days behind where we thought we'd be, to be honest with you. And we're hoping that will--there's no reason we believe it won't happen. This is where we've got to work with our customers for what's best for them in terms of their own timing. There's no reason to believe we won't--the order won't happen and it won't turn into sales. But, the timing is delayed.

Mr. Jeff: All right.

And then maybe when you guys look at your forward-looking indicators, what are you most optimistic about going forward for the second half of the year and into 2018?

Mr. Andy Silvernail: You know, I'm going to say three things. One is the broad-based nature, right? So, if you look at our portfolio, we are so diversified and we touch so many end markets that, when you see it as broad-based as this, that's a good sign, right? That's just a good sign of an over--of a healthy and improving economy. That's number one.

Number two, we can very clearly pick out where we are driving incremental revenue, right, and where we're seeing the wins coming from, discrete actions that have been in place for a long period of time. So, for me, that's very important.

Then the final one is the work that we've done around segmenting our businesses and really understanding how and where we're going to compete, it makes we believe and actually know that the revenue that we're looking at is high quality revenue, right? It's high return--high margin, high return revenue, and I think it's a good overall story for IDEX within what I'll call an improving environment.

Mr. Jeff: All right. Thank you.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Scott Graham from BMO Capital Markets. Please proceed with your question.

Mr. Scott Graham: Hey, good morning, all.

Mr. Andy Silvernail: Morning, Scott.

Mr. Scott Graham: Very nice quarter. .

Mr. Andy Silvernail: --Thank you--.

Mr. Scott Graham: The question I would--two question I have is--well, the first is on pricing. Could you kind of size that for us Andy, and maybe also indicate which businesses were, sort of above that or below, that kind of thing?

Mr. Andy Silvernail: Yeah. You know, Scott, the story is really not different than what it's been. You know, we're still between a half a point in price across our businesses.

The FMT businesses, have done, typically get more price. HST, we've got, larger customer concentration, a lot of multiyear contracts, and so we tend not to get as much price. So, it will be negligible, be positive but negligible. And then FSD is kind of in the middle. So, that pattern really hasn't changed. There's nothing materially different.

Mr. Scott Graham: Got you.

And then the other question is on sort of the fixed businesses. And I know that that number we've thrown around at about 25 percent in sales. And--.

Mr. Andy Silvernail: --Yes--.

Mr. Scott Graham: --I'm just kind of wondering where the margins are in some of those individual businesses to where you think that there might be a sales funding opportunity perhaps later this year or 2018. And which businesses would those be?

Mr. Andy Silvernail: You mean to sell the businesses?

Mr. Scott Graham: No, no. You--where, um--.

Mr. Andy Silvernail: --Oh, okay--.

Mr. Scott Graham: --It doesn't sound like you're going to sell much more.

Mr. Andy Silvernail: No, no.

Mr. Scott Graham: So, we're going to move into funding of those businesses as they hit--.

Mr. Andy Silvernail: --Oh. Oh, I'm sorry, Scott--.

Mr. Scott Graham: --Certain margin hurdles.

Mr. Andy Silvernail: Yeah. Thank you.

Mr. Scott Graham: Yeah. So--.

Mr. Andy Silvernail: --So, I apologize. I didn't understand that.

Look, we've made great progress. We look at this monthly in terms of the discrete actions of improving profitability, and we are at or ahead of plan in terms of our profit improvement for those businesses.

As you know, we graduated a bunch of businesses last year into, out of that bucket and into, one or the other growth buckets. And I expect we'll do that again this year. So, we're making a lot of progress.

The answer to your question is, look, we're on or ahead of schedule in terms of margin, improvement in those. And we expect to graduate some, and move them into the growth category or the outperform category. As you know, we've kind of said, look, you only get two years in that bucket.

And so, Bill, anything you'd add there?

Mr. Bill Grogan: Yeah. No, you know, just a reminder, about a third of that bucket is our new acquisitions, right? So, we continue to do deal, you always see that fixed bucket as a certain percentage of our businesses.

And the two fire assets that we bought last year are both on track to that 500 basis points. So, we're about a year and a half in on Akron and about a year on AWG. And those are progressing nicely.

Mr. Andy Silvernail: Yeah.

Mr. Bill Grogan: And SFC is really more about a growth story with implementing the operating model just to capture a few efficiencies on their side.

Mr. Andy Silvernail: Absolutely.

Mr. Scott Graham: That makes sense.

Mr. Bill Grogan: So, we'll probably see those three graduate here at the end of the year.

Mr. Andy Silvernail: Yeah. Yeah.

Mr. Scott Graham: And if we were to look at, let's say, first quarter of next year, what would that percent of fixed be down to?

Mr. Andy Silvernail: Oh, I'll have to--.

Mr. Bill Grogan: --Well--.

Mr. Andy Silvernail: --Look at that.

Mr. Bill Grogan: And plus, it's going to vary, depending on how many deals we--.

Mr. Andy Silvernail: --Yeah--.

Mr. Bill Grogan: --Could potentially close this year.

Mr. Andy Silvernail: If you--Scott, don't hold me to this, but if you neutralized for no more acquisitions, let's just say you didn't add it, you probably--you know, somewhere--it goes into the 15 to 20 percent range. So, call it, 10 points or so of that bucket move out into one of the other buckets. So, we're making the progress we had hoped to make.

Mr. Scott Graham: Very good. Thank you.

Mr. Andy Silvernail: Thank you, Scott.

Operator: Our next question comes from the line of Brett Linzey from Vertical Research Partners. Please proceed with your question.

Mr. Brett Linzey: Hi. Good morning, all.

Mr. Andy Silvernail: Good morning.

Mr. Brett Linzey: Hey, just wanted to come back to Akron Brass and the AWG. I mean, it sounds like you're making good margin progression in those businesses.

Mr. Andy Silvernail: Yeah.

Mr. Brett Linzey: But if you were just to isolate those two assets, how did--or how has the, organic growth profile been, over the front half of the year?

Mr. Andy Silvernail: It's actually been really good. It's exceeds our expectations, compared to, what we went into with the model.

It's a little bit hard to discretely pick out the organic growth because we have started to put together, the sales channels and starting to put the businesses together. So, as we go forward, it will get more difficult to pick out exactly what's the difference between fire--our legacy fire and Akron and AWG because they're going to be coming together.

So, probably by the end of this year we actually won't talk discretely about those. But, they are at or above our expectations.

Mr. Brett Linzey: Okay, great.

And then, Andy, maybe just speaking to the M&A question a little bit different, I mean, in terms of the funnel and as you look at the strategic pillars of between private equity to the carve outs, the internally cultivated, how does the funnel compare or contrast between, you know, those particular areas? And, you know, where do you see the most opportunity?

Mr. Andy Silvernail: So, the most volatility--when you look at over time, right, and you say, how much do one of those pillars change in terms of going into the funnel, the work that we do with private companies remains really steady, right?

That doesn't change very much regardless of the environment. And the reason for that is typically the impetus for selling is a family event rather than an economic event. So you see less volatility there.

So, what we see specifically in our funnel now is you're seeing more private equity. That's the biggest change, meaning private equity folks coming to market and selectively more, corporates looking at some small divestures. Those would be the two biggest things that have change over time. And those are more driven by market conditions, right, so improvement in their overall businesses and strength in the sellers' environment.

Mr. Brett Linzey: Okay, great.

And then just one little cleanup here. What was the size of the contingent consideration verse--I know these aren't abnormal --.

Mr. Bill Grogan: --It was $1 million.

Mr. Andy Silvernail: Last year.

Mr. Bill Grogan: Yeah.

Mr. Brett Linzey: It was $1 million.

Mr. Bill Grogan: Yeah.

Mr. Brett Linzey: And is that in the corporate books or the segment level?

Mr. Bill Grogan: No, that was last year, the contingent consideration, not this year.

Mr. Michael Yates: Yeah, but we had some comps again.

Mr. Brett Linzey: Okay, I see. So, you're--.

Mr. Bill Grogan: --Yeah--.

Mr. Brett Linzey: --Calling out the comp. Okay.

Mr. Bill Grogan: Yeah. Yeah.

Mr. Brett Linzey: That's all for me.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Matt Summerville from Alembic Global Advisors. Please proceed with your question.

Mr. Matt Summerville: Thanks; a couple questions. First on FMT, when you look at kind of the absolute revenue level in the second quarter of this year versus last, pretty similar operating profit dollars, about six million, which, margin's up very nicely as well. Can you sort of talk about what that step function improvement is being driven by? Is it a combination? Obviously, you have higher volume. Were the divestures really not making money so you have accretion there? I guess I'm trying to get a sense for, you know, is this a new baseline? We've had--.

Mr. Andy Silvernail: --Yeah--.

Mr. Matt Summerville: --Four quarters in a row that we'll say average 27. Is this a new baseline for that segment?

Mr. Andy Silvernail: Yes, it is. I think the 27 percent is a good new baseline. You've got a few things that have happened in there that have driven it, and it's a nice combination.

So, the divestures were lower margin, overall. That certainly did help to some degree, but it was small. The big things you have is you've got the impact of the fixed businesses and you've got the rebound in, Warren Rupp, Viking, and Banjo that are all, very nice businesses in terms of their profit profile and contribution. So, you put those three things together, and that's the difference.

Mr. Matt Summerville: And then, with respect to the HST business, you mentioned a couple times in your prepared remarks how the industry is going through a--sort of a new product cycle, if you will. Can you--is there a way to describe how significant that is to IDEX, over what timeframe you see this kind of ramping up, and then at some point I would imagine there's sort of a leveling off, you know--.

Mr. Andy Silvernail: --Yeah--.

Mr. Matt Summerville: --How we should expect that to manifest itself.

Mr. Andy Silvernail: Yeah, the way I would characterize it is you're talking about a--plus or minus about 15 percent of our business, right, that is--that's kind of square in that area, that's looking against that new product cycle.

I think it's pretty--from our visibility, it's pretty healthy years to '17, '18, and even into '19, assuming commercial success, right? So, you're assuming that our customers are going to have commercial success. And if you assume that, you can see some--a pretty good picture for us, you know, not at these kind of rates, right?

So, you know, we're at double digit organic growth in that area. That's too high. That was an anomaly, in those businesses. But, we do expect to see, north of mid single digit organic growth on a compounded basis here for a little while. And so, that's kind of the impact.

You know, the driver of that is you've got a lot happening in each of those worlds. Whether it's the impact of mass spec on analytical instrumentation, the impact of the amount of testing and the exactness of testing in vitro diagnostics and bio, and certainly DNA sequencing, those all have good trends compared to, say, maybe the last three or four years where that was a little more soft. So, hopefully that will dimensionalize it for you.

Mr. Matt Summerville: Great. Thank you very much.

Mr. Andy Silvernail: Yep.

Operator: Our next question comes from the line of Charlie Brady with SunTrust Robinson Humphrey. Please proceed with your question.

Mr. Patrick Wu: Hi, guys. This is actually Patrick Wu standing in for Charlie. Thanks for taking my question.

Mr. Andy Silvernail: No problem, Patrick.

Mr. Patrick Wu: I want to visit the margin profiles a little bit for each of the segments. Obviously, you guys laid out, sort of the ranges, I think a couple quarters ago. With organic growth sort of improving, I don't know if it's to the expectations that you guys have, also orders--organic orders up 9 percent this quarter, is it time, do you guys think, that, you want to revisit the targets and things like that? Is there room for maybe, either in the higher end of that to exit the year or maybe even be, sort of I guess--or be above that range?

Mr. Andy Silvernail: You know, I don't think so. I think what we've laid out is very consistent, right? We've kind of said we think FMT, we're talking somewhere in that 27 percent range, HST is at 23, and FSD in the 25, plus or minus.

I think our expectations through the year, they capture what we believe to be will be the flow through that allows us to invest at the rate we want to and still get incremental margin expansion at a healthy rate. I don't believe there's a big upside here that you guys and we haven't captured to any degree.

Mr. Patrick Wu: Okay, and that's fair.

And I obviously--I think you touched upon it a little bit in the last question. With all the focus on organic investments, even throughout the downturn, what percentage of your sales are from new products developed over the last 12 to 18 months now? And sort of where do you guys see that number going, let's say, in--?

Mr. Andy Silvernail: --Yeah--.

Mr. Patrick Wu: --'18?

Mr. Andy Silvernail: So, Patrick, we actually spend very little time looking at that. I've actually pushed really hard to eliminate, what a lot of people call a vitality index.

And the reason I do is that our business actually thrives because we have very long product life cycles, and the defensibility of that is really tremendous. And so, I think in our--in the nature of our business, when you put in targets like that, what happens is people start to chase, an artificial metric versus thinking about the long term and building the business.

And so, if you just kind of think of the equation for winning for IDEX, we want to--if we outpace our underlying markets by, north of 200 basis points on an ongoing basis, the compounding effect of that in the impact of earnings and margins and return on capital is just outstanding. And so, our focus is how do we invest to beat our markets by a couple hundred basis points a year. And if we do that consistently, we got a winner.

Mr. Patrick Wu: Got it.

And just one final housekeeping one. Maybe I had missed it earlier. But the dispensing order that got pushed out, was that captured in the, order growth for the segment this quarter, or was that not in there yet?

Mr. Andy Silvernail: No, it was not.

Mr. Patrick Wu: Thank you.

Mr. Andy Silvernail: Yep.

Operator: Our next question comes from the line of Joe Giordano with Cowen & Company. Please proceed with your question.

Mr. Joe Giordano: Hey, guys. Good morning.

Mr. Andy Silvernail: Hey, Joe.

Mr. Bill Grogan: Morning.

Mr. Joe Giordano: Just wanted to catch up maybe on China a little bit, a lot of headlines about the housing sector there and maybe some curbs, trying to go in to restrain pricing and investment. And I just--how would you--how do you view the level of activity there? How sustainable do you think it is? And how are you guys trying to position yourselves ahead of some--maybe some government regulations that might be going in over there?

Mr. Andy Silvernail: Yeah. So, China generally has improved for us. You know, we'd had a couple of soft years, in China, and overall, it's actually done a little bit better.

In terms of major regulations, that are going to impact it, I don't--there's nothing that we see that's going to be a major driver. And remember, when it's all said and done, we're talking about, you know, 5, 6 percent of sales.

Mr. Joe Giordano: --Yeah--.

Mr. Andy Silvernail: --I don't think it's going to be a huge driver to overall success. But I don't see a major inflection point.

Mr. Joe Giordano: Okay. Anything specifically on some of your, fire businesses, or anything, on the municipal side over there?

Mr. Andy Silvernail: So, we've actually had real success here this year in, specifically in our rescue business. The rescue business had been soft for really two years. And this year, we’ve seen, some significant improvement.

We are actually launching a series of new products in, for the fire business out of our Dinglee business. And, we think those will be quite successful. I think we're still early days.

Mr. Joe Giordano: Okay. Thanks, guys.

Mr. Andy Silvernail: You bet. Thank you.

Operator: Our next question comes from the line of Brett Carney from Gabelli. Please proceed with your question.

Mr. Brett Carney: Hi, guys. Good morning. Thanks for taking my--.

Mr. Andy Silvernail: --Good morning--.

Mr. Brett Carney: --Call. Good morning. Just want to ask, at a high level, how you guys are thinking about your capital allocation priorities in the current environment, I guess given the robust acquisition pipeline you mentioned, kind of balanced against the new product opportunities that you guys have right now?

Mr. Andy Silvernail: You know, one of the things that I feel very passionate about, and also very fortunate, is, we're not capital constrained, when it comes to, growth investments, organic growth investments. We do not hold back. We fully fund our organic growth investments. You know, we're fortunate to have the kind of free cash flow.

So, through thick and thin, we're going to maximize that and push as hard as we can to drive, new market development, new product development, etc. And so, that's going to be priority one. And it's always going to be priority one in our business, because the returns on capital are outstanding and the defensibility of those cash flows long term are outstanding.

Secondly, you know, we want to have a consistent view of what, dividends are going to be, so kind of 30, 35 percent of net income. And then it really comes down to, M&A and share repurchase. And so, our first priority after those things is going to be, hey, how do we put money to work strategically around building our platforms of businesses that are going to have the same kind of characteristics that we have today?

And, if the market presents the opportunity to buy back our shares and drive shareholder value, in a differentiated way, we'll do so. So, we're--we pivot back and forth there.

But with all that, patience, to me, is absolutely critical. When you're in a marketplace of very high valuations, and what I think is oftentimes irrationality around prices--pricing, being patient, being willing to build cash for a period of time, and then, taking advantage of opportunities when they present themselves aggressively, I think is the way to do it.

So, there'll be times when we'll build cash, when it's product to do. And there'll be times when we get really aggressive and we deploy capital towards acquisitions or share repurchase when it makes sense.

Mr. Brett Carney: Great. Thanks very much, Andy.

Mr. Andy Silvernail: Thank you.

Operator: Our next question comes from the line of Bhupender Bohra with Jefferies. Please proceed with your question.

Mr. Bhupender Bohra: Hey, good morning, guys.

Mr. Andy Silvernail: Morning, Bhupender.

Mr. Bhupender Bohra: My question is around HST. Now, I believe, you know, that business, about 30 to 40 percent of the business is kind of industrial focused here. Could you--?

Mr. Andy Silvernail: --Yeah--.

Mr. Bhupender Bohra: --Give us some, color on the--I mean, the orders have been pretty nice and strong for this quarter, like 11 percent.

Mr. Andy Silvernail: Yeah.

Mr. Bhupender Bohra: And, if you can, give us some color on the industrial part of the business, how MPT and some of the sealing platform businesses are doing.

Mr. Andy Silvernail: So, if I were going to rack and stack, the orders in the second quarter, kind of who did what in that world, the life sciences group, was, sealing and life sciences were kind of neck and neck, both in the double digit territory.

We had a pretty tough comp around MPT. But also remember we told you when we did that facility consolidation, with our materials process that there was a good chunk of business, around 10 million a year, that we were going to walk from. And we saw that here in the quarter, as we expected it.

And then the industrial stuff is kind of in the middle, in the middle between those two things, but generally, pretty good across the board and certainly, at or above our expectations.

Mr. Bhupender Bohra: And how was the cadence of the orders? If you can, just talk about HST and maybe the FMT and FSD through the quarter, and, if you're seeing any difference, in July. We are, three weeks in July right now, so--.

Mr. Andy Silvernail: --Yeah, nothing different from what I answered before. I'm not sure if you heard, I think Mike asked the question earlier. We saw an order pattern that was what you'd expect throughout the quarter, nothing surprising, no big hockey sticks, which is good.

And, July generally is at our expectations. Bill, nothing really surprising, right?

Mr. Bill Grogan: No.

Mr. Bhupender Bohra: Okay, got it. Thanks a lot.

Mr. Andy Silvernail: Thank you.

Operator: As a reminder, it is star-one to ask a question. Our next question comes from the line of Jim Giannakouros with Oppenheimer    & Company. Please proceed with your question.

Mr. Jim Giannakouros: Hey, guys, good morning.

Mr. Andy Silvernail: Hey, Jim.

Mr. Bill Grogan: Hey, Jim.

Mr. Jim Giannakouros: Sorry, I hopped on a little late here, so, sorry if you've covered it. But I--so, I fully understand you're seeing broad-based strength across your portfolio, and obviously that's a nice, anchor to your confidence in, in just your organic progression going forward. But how would you rank order major end markets by your confidence level in I guess sustainable growth, appreciating we're in very different innings of, different cycles, whether it be water, muni, ag, general industrial--.

Mr. Andy Silvernail: --Yeah--.

Mr. Jim Giannakouros: --Oil and gas, etc.

Mr. Andy Silvernail: Yeah. Well, I guess you'd want to talk sustainability and level, right, because those two things can be different.

So, as an example, I think that if you look at muni, I think the sustainability is going to be pretty good, but it's going to be at lower levels. I think the life sciences base businesses, they probably have the longest legs, that we can see here, a little bit.

Our sealing business is really well positioned. If you look at, how they're winning, yes, some of their markets are improving, but they're winning some really nice chunks of market share that should be, sustainable going out.

And then you've got some things that are more cyclically driven, although we are doing our own. So, if you look at what's going on with Banjo, Warren Rupp, those are more cyclically driven. What's happening at Viking is cyclical, but also we're winning some big chunks of business from discrete actions.

So, there's a little bit--and then the energy stuff is--we're really kind of at this--at a cyclical point where I think we get some improvement in the midstream. That's how I'd break it down.

Mr. Jim Giannakouros: Okay, that's helpful. Thank you.

Mr. Andy Silvernail: You bet.

Operator: There are no further questions in queue. I'd like to hand the call back over to management for closing comments.

Mr. Andy Silvernail: Well, thank you all very much. As we come to a close of this call, you know, obviously, we've had some strength specifically in our order book and I think good results.

And, just acknowledging the team here, throughout IDEX and our 7,000 plus associates have done a great job of really grabbing onto a differentiated way of running this business, which is thinking about deep segmentation, making focused investments, to grow the business, and then real rigor around capital deployment, all kind of within the values that we've laid out there at IDEX and how we execute with our operating model. And I just want to thank them for a great job and, positioning ourselves for success in the long term.

And also thank you to each of you, the analysts and our investors. I appreciate your time and attention to the company and understanding the company, and your support. And we look forward to talking to you here in 90 days. Take care.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time. And have a wonderful day.